As filed with the Securities and Exchange Commission on August 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLD SECOND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3143493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 37 South River Street

Aurora, Illinois 60507
 (Address of principal executive offices) (Zip Code)

Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated

(Full title of the Plan)

James L. Eccher

President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

(Name and address of agent for service)

(630) 892-0202

(Telephone number, including area code, of agent for service)

Copies to:

J. Brennan Ryan

Allie L. Nagy

Nelson Mullins Riley & Scarborough, LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Telephone: (404) 322-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	⌧
Non-accelerated filer	◻	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $1.00 par value per share	1,200,000(3)	$11.60	$13,920,000	$1,518.67

(1)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for Old Second Bancorp, Inc.’s common stock on The NASDAQ Global Select Market on August 12, 2021, which date is within five business days prior to filing this Registration Statement.
(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001091.
(3)	Represents additional shares of common stock issuable under the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

Old Second Bancorp, Inc. (“we,” “our,” “us,” “Registrant” or the “Company”) files this registration statement on Form S-8 in connection with the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated (the “Plan”). The additional shares relate to an additional 1,200,000 shares of our common stock, $1.00 par value per share (the “Common Stock”), added to the Plan as a result of the amendment and restatement of the Plan approved by our stockholders at our Annual Meeting of Stockholders on May 18, 2021, to increase the number of shares of common stock authorized for issuance under the plan by 1,200,000 shares, from 600,000 shares to 1,800,000 shares.

We previously filed a registration statement on Form S-8 (File No. 333-231807) on May 29, 2019, with respect to the Plan (the “Prior Registration Statement”), covering 600,000 shares of our common stock authorized for issuance under the Plan. The Prior Registration Statement continues and remains effective as to those shares of Common Stock registered thereunder. Pursuant to General Instruction E to Form S-8, the Prior Registration Statement is incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

In addition to the Prior Registration Statement, the following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated in this Registration Statement by reference (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and June 30, 2021;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2021, January 19, 2021, February 18, 2021, March 19, 2021, April 1, 2021, April 8, 2021, April 20, 2021, May 19, 2021, July 8, 2021, July 20, 2021, July 26, 2021 and August 17, 2021.

4.	The description of the Company’s capital stock included as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, Illinois, on August 18, 2021.

OLD SECOND BANCORP, INC.
 (Registrant)

By:	/s/ JAMES L. ECCHER
Name: James L. Eccher
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James L. Eccher and Bradley S. Adams, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on August 18, 2021:

Signature	Title

/s/ William B. Skoglund	Chairman of the Board and Director
William B. Skoglund

/s/ James L. Eccher	President, Chief Executive Officer and Director (principal executive officer)
James L. Eccher

/s/ Bradley S. Adams	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Bradley S. Adams

/s/ Gary S. Collins	Vice Chairman and Director
Gary S. Collins

/s/ Edward R. Bonifas	Director
Edward R. Bonifas

/s/ Barry C. Finn	Director
Barry C. Finn

/s/ William J. Kane	Director
William J. Kane

/s/ John Ladowicz	Director
John Ladowicz

/s/ Hugh H. McLean	Director
Hugh H. McLean

/s/ Billy J. Lyons	Director
Billy J. Lyons

/s/ Duane Suits	Director
Duane Suits

/s/ James F. Tapscott	Director
James F. Tapscott

/s/ Patti Temple Rocks	Director
Patti Temple Rocks

/s/ Jill E. York	Director
Jill E. York

EXHIBIT INDEX

.7.
Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 11, 2016).
3.2	Amendment to Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2019).
3.3	Bylaws of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on November 6, 2020).
4.1	Specimen Common Stock Certificate of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed on January 17, 2014).
4.2

Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).

4.3

First Supplemental Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on December 15, 2016).

4.4	Form of 5.750% Fixed-to-Floating Rate Senior Notes Due 2026 (incorporated by reference to Exhibit 5.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).
4.5	Restated Certificate of Incorporation, as amended (included as Exhibits 3.1 and 3.2).
4.6	Bylaws (included as Exhibit 3.3).
4.7	Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated (incorporated by reference to Appendix A to Old Second Bancorp, Inc.’s Definitive Proxy Statement filed on April 16, 2021).
5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued.*
23.1	Consent of Plante & Moran, PLLC.*
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature pages of this Registration Statement).

  * Filed herewith.